EXHIBIT 99.1


         AMENDMENT TO NATIONAL REGISTRY INC'S 1992 STOCK INCENTIVE PLAN


               The first two sentences of Section 2.4 of the Plan is hereby amended and restated to read as follows:

2.4     STOCK SUBJECT TO THE PLAN.

        The stock to be offered under this Plan shall be shares of the Corporation's authorized but unissued Common Stock. The aggregate amount of Common Stock that may be issued or transferred pursuant to Awards granted under this Plan shall not exceed 2,500,000 shares, subject to adjustment as set forth in Section 7.2.